Q4 and Full Year 2023 Letter to Shareholders February 15, 2024 | yelp-ir.com EXHIBIT 99.2

Fourth Quarter 2023
Financial Highlights

- **Net revenue was $342 million, up 11%** from the fourth quarter of 2022 and at the high end of our implied outlook range, driven primarily by growth in advertising revenue as we executed against our strategic initiatives.
- **Net income was $27 million, or $0.37 per diluted share**, compared to net income of $20 million, or $0.28 per diluted share, in the fourth quarter of 2022. Net income margin increased one percentage point from the fourth quarter of 2022 to reach 8%.
- **Adjusted EBITDA[1] was $96 million**, an increase of $16 million, or 19%, compared to the fourth quarter of 2022 and $6 million above the high end of our implied outlook range. Adjusted EBITDA margin[1] increased two percentage points from the fourth quarter of 2022 to reach 28%.
- **Cash provided by operating activities was $79 million during the fourth quarter**, and we ended the quarter with cash, cash equivalents and marketable securities of $441 million.
- **In the fourth quarter we repurchased approximately 1.1 million shares** at an aggregate cost of $50 million, returning a total of $200 million to shareholders during the full year 2023.
- **We continue to believe in the significant long-term opportunities ahead and our team's ability to capture them.** In 2024, we expect net revenue to be in the range of $1.42 billion to $1.44 billion as our Services initiatives gain traction and drive growth. We expect adjusted EBITDA to be in the range of $315 million to $335 million.



Net Revenue
+11%
$309M
$342M
4Q22
4Q23
Net Income
+36%
$20M
$27M
Margin
7%
8%
4Q22
4Q23
Adjusted EBITDA[1]
+19%
$80M
$96M
Margin
26%
28%
4Q22
4Q23
Paying Advertising Locations
0%
545k
544k
4Q22
4Q23
Services
RR&O
Ad Clicks, y/y
+9%
4Q22
4Q23
Average CPC, y/y
+4%
4Q22
4Q23

Note: Reported figures, including margins, are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics.

[1] Refer to the accompanying financial tables for further details and a reconciliation of the "non-GAAP measures" presented to the most directly comparable measures prepared under generally accepted accounting principles in the U.S. ("GAAP").

2 | 30
Yelp Q4 2023

Ye lp Q 4 20 23 3 30 Dear fellow shareholders, In 2023, Yelp delivered one of the strongest financial performances in the company’s history, driven by multiple records across its categories and channels. We grew net revenue by 12% year over year to a new high and nearly tripled our net income from 2022, while expanding net income margin to 7% and adjusted EBITDA margin to 25%. We also delivered record advertising revenue in both our Services and Restaurant, Retail & Other (“RR&O”) categories, as well as in both of our most efficient sales channels, Self-serve and Multi-location. Over the last 12 months we have rolled out nearly 60 new features and updates, including more than 20 released in January 2024, to help consumers more effortlessly discover and connect with great local businesses. This execution of our product-led strategy not only drove record revenue in 2023, but also supported the continued growth of the trusted review content that attracts our large and valuable audience. These results are a testament to the quality of our accelerated product development and the value advertisers see in reaching our high-intent audience. As we look ahead, our commitment to Yelp’s mission and consistent execution against our strategic initiatives give us confidence in our ability to continue to drive profitable growth in the years ahead. +2 ppt 3% 4% 2Q22 2Q23 Net Income Margin 2022 2023 Net Income Margin 7%3% Adjusted EBITDA Margin 25%23% +12% We delivered a year of strong revenue growth while expanding margins Net Revenue

Ye lp Q 4 20 23 4 30 2023 Results Yelp continued to execute against its product-led strategy in 2023. Net revenue increased by 12% year over year to a record $1.34 billion, at the high end of the outlook range we provided in November 2023 and approximately $30 million above the high end of the initial outlook range we provided in February 2023. Net income increased by 173% year over year to $99 million, representing a 7% net income margin. Adjusted EBITDA increased 23% year over year to $330 million, $6 million above the high end of the outlook range we provided in November 2023 and $20 million above the high end of the initial outlook range we provided in February 2023, representing a 25% adjusted EBITDA margin. Robust advertiser demand for our valuable, high-intent ad clicks drove this standout performance in 2023, as reflected in our record annual average revenue per location.¹ The strength of advertiser demand per location drove average cost-per-click (“CPC”) up 9% in 2023 compared to the prior year, even as paying advertising locations remained approximately flat year over year. Ad clicks also increased in 2023, up 5% year over year as we continued improving our ad technology to more efficiently match consumers with relevant ad content. Together, these increases in ad clicks and average CPC resulted in a 13% year-over-year increase in total advertising revenue, bringing it to a record $1.28 billion. In Services, we believe that Yelp continued to gain market share as we delivered more quality leads to service pros through higher monetization of our large, high-intent audience. Consistent year-over-year revenue growth in our Services categories throughout 2023 resulted in a record $793 million of advertising revenue for the year, up 14% from 2022. Our Home Services subcategories led this growth with an approximately 20% year-over-year increase in revenue. Revenue from this important category increased at a compound annual growth rate of nearly 20% from 2019 to 2023. Strength in Services advertiser demand, as reflected in year-over-year increases in both average revenue per location and paying advertising locations, together with continued progress on Services lead² monetization, which reached approximately 30% in 2023, drove this record performance. Despite remaining relatively flat over the full year, Request-a-Quote requests finished the year with improved momentum, increasing approximately 5% year over year in the fourth quarter, reflecting increased consumer demand as we improved the Request-a-Quote flow. 1 Advertising revenue divided by paying advertising locations. 2 Services leads include phone calls, requests and website clicks. Net revenue reached a record in 2023 Net Revenue +12% $1.19B $1.34B 2022 2023 +14% $694M $793M 2022 2023 Home Services Revenue ~20% CAGR 2019 2020 2021 2022 2023 Consistent performance in Home Services subcategories led growth in Services advertising revenue Services Advertising Revenue

Ye lp Q 4 20 23 5 30 Advertising revenue from RR&O businesses increased by 10% year over year to a record $483 million in 2023, driven by growth in advertising demand, as reflected in average revenue per location. Average revenue per location increased sequentially in each quarter of 2023 to reach a record level in the fourth quarter, driven by increased spend across our breadth of offerings up and down the sales funnel, including ad formats like Yelp Audiences, Spotlight Ads and Themed Ads carousels. Paying advertising locations in our RR&O categories decreased from 2022, primarily due to a few lower-spend enterprise advertisers that turned off their advertising spend in 2023. Advertising revenue from our most efficient channels, Self-serve and Multi-location, together accounted for approximately 50% of advertising revenue in 2023. Self-serve revenue increased by approximately 20% year over year and Multi-location revenue grew by approximately 15% year over year. On the consumer side of our business, we continued to grow our trusted review content through contributions from our large user base. Yelp users contributed 22 million new reviews in 2023, bringing our cumulative reviews to 287 million, despite our overall traffic levels remaining approximately flat in 2023. We enhanced the consumer experience with new discovery, review and Services features. These included an AI-powered search experience, Yelp Guaranteed and a more visual and interactive review-writing experience. While app unique devices were down 3% year over year, mobile web traffic increased 2% year over year. ~20% 3Q22 3Q23 +14% Local, Auto, Professional, Pets, Real Estate, Financial and Event Services Home Services Services growth led by Home Services Services Revenue +10% $441M $483M 2022 2023 RR&O Advertising revenue increased by 10% y/y to a record RR&O Advertising Revenue $94 $112 287M We expanded our trusted content in 2023 Cumulative Reviews Dec 31, 2020 Dec 31, 2021 Dec 31, 2022 Dec 31, 2023 244M 265M 224M +8%

Ye lp Q 4 20 23 6 30 Initiatives to drive long-term, profitable growth Investments in our product-led strategy have established Yelp as a leading platform for consumers to discover and connect with great local businesses across a broad range of categories, and we plan to build on this position by investing in four strategic initiatives to drive profitable growth: > Provide the most trusted local search and discovery platform > Deliver the best Home Services experience for consumers and service pros > Optimize advertiser value through our advanced technology > Drive profitable growth through our most efficient channels Provide the most trusted local search and discovery platform Our trusted reviews and content have made Yelp a leading resource for consumers to confidently search for and discover great local businesses across categories. To strengthen our longstanding reputation for trustworthy content, we are investing in a portfolio of product and marketing initiatives that we believe will make Yelp even more engaging and useful to consumers. In 2023, we introduced new visual and interactive ways for consumers to contribute and engage with content on Yelp. To reduce friction in the review-writing process and drive more contributions, we launched review topics, which suggest helpful topics for contributors to cover in their reviews. We also updated the review submission flow to enable users to post high-resolution videos of up to 12 seconds in length alongside their review text and photos, which contributed to the total number of videos on our platform nearly doubling from 2022 to 2023. Additionally, we expanded the ways users can interact with reviews through several new, more expressive reactions, leading users to contribute six times more reactions to reviews. Our updated review submission flow enables users to post high-resolution videos AI-powered review topics suggest helpful items for contributors to cover when writing a review Depictions of Yelp's features are provided for illustrative purposes only, and may differ from the actual product.

Ye lp Q 4 20 23 7 30 We also utilized advanced technologies to more effectively leverage our large first-party dataset for seamless search and discovery experiences. We used large language models (“LLMs”) to determine the most relevant information from reviews to display in the highlights that appear under each business listing in search results. Additionally, we’re using AI to interpret a user’s search intent to provide better results that are not bound by location, which can be particularly helpful when planning a trip. Our new “Surprise me” button, visible on both the Yelp home feed and within search results, recommends unique and highly rated restaurants nearby. The Surprise me feature has surfaced more than one million businesses each month on average for adventurous users since we released it in the first quarter of 2023. In 2024, we plan to make visual updates, streamline content navigation and enhance new user experiences to drive deeper engagement. For example, in January we launched AI-powered business summaries that provide helpful insights for restaurant, food and nightlife businesses based on recent reviews to help simplify consumer decision making. We also unveiled a new AI-powered home feed for iOS that encourages discovery by surfacing visual content from nearby businesses. To celebrate contributors, we introduced more than 165 Recognitions users can earn for writing at least three reviews within a year for a variety of restaurant, food and nightlife categories. As we continue to explore search engine marketing (“SEM”) as a cost-effective way to connect consumers searching for Services off Yelp with our high-quality service pros, we believe we can convert many of these consumers into ongoing users by providing a great user experience and introducing them to our relevant trusted content across all categories. ~20% 3Q22 3Q23 +14% Local, Auto, Professional, Pets, Real Estate, Financial and Event Services Home Services Services growth led by Home Services Services Revenue AI-powered business summaries surface unique insights about a business New Recognitions celebrate the helpful contributions of users

Deliver the best Home Services experience for consumers and service pros

The Services category will be the major focus of our product-led strategy in 2024. While we have made great progress already, growing revenue in Home Services subcategories by approximately 20% year over year, we plan to evolve our product offerings by further reducing friction to help consumers and service pros connect with ease. Although Request-a-Quote requests were relatively flat year over year, improvements to the Request-a-Quote flow led to an increase in consumer requests in the fourth quarter. Our matching and ad system improvements drove a meaningful **increase in the percentage of monetized leads in Services, which reached approximately 30% in 2023**, and delivered more quality leads to advertisers.

Execution against our product roadmap to improve the Services experience for both consumers and service pros drove these results. Our **expansion of Yelp Guaranteed**, which gives consumers greater confidence when hiring home service pros, to all locations nationwide and across all Home Services subcategories has yielded positive results, with increases in consumer project submissions and lead monetization. We also launched **new dynamic landing pages** based on a consumer's location that serve as an entry point to a monetized project submission flow for several categories and geographies.

Our 2024 roadmap aims to **raise the bar for our Services experience** through a slate of exciting new updates. We plan to build on our progress to date by further reducing friction in the hiring journey — from discovery and hiring, to managing the process to completion — to make it even easier for people to find and connect with trusted service providers. Our goal is to help consumers get every job done faster and with greater peace of mind, whether they are dealing with an emergency or tackling a dream project. By continuing to invest in enhancing our Services experience using advanced technology like AI, **we believe we can make Yelp the first-choice destination for consumers and service pros to connect.**

Monetized leads in Services reached approximately 30% in 2023

Consumer Services Leads


2023
~30%
<10%
2018

Monetized Services Leads

Nationwide rollout of Yelp Guaranteed drove increases in consumer projects submissions and monetization


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8
30
Yelp Q4 2023

Ye lp Q 4 20 23 9 30 We also plan to further enhance Request-a-Quote in 2024. In January, we introduced a more streamlined Request-a-Quote experience by updating questions to reflect a business’s unique services as well as pre-filling and skipping questions based on a user’s search. We also added new features to our “Projects” experience to help simplify the hiring process, including the ability to upload video and provide additional documentation for project requests. As a trusted local search brand, we can leverage reviews, Yelp Guaranteed and other trust signals to promote high-value connections between our consumers and trusted service pros. Advanced technologies like LLMs can help elevate the experience by creating more personalized Request-a-Quote flows and business summaries. With millions of projects started on Yelp every year, we believe that providing a more engaging consumer experience also has significant potential to drive higher-quality and faster-closing leads to Services businesses. Our robust product roadmap in Services provides multiple levers to drive revenue growth. In 2024, we plan to continue to enhance the experience for consumers, while driving more quality leads to advertisers, both on Yelp and through SEM. Based on the positive results of our testing in the fourth quarter of 2023, we expect to increase our budget for SEM by approximately $5 million as we move into the next phase of this initiative in the first quarter of 2024. We expect to scale our SEM efforts across all Home Services subcategories over the following quarters, and believe they have the potential to accelerate overall project growth over the long term and drive more value to service pros. New “Projects” features help consumers seamlessly coordinate with service pros Streamlined RAQ experience reduces friction for both consumers and service pros

Ye lp Q 4 20 23 10 30 Optimize advertiser value through our advanced technology Over the last year, we delivered on a range of product initiatives to drive value for advertisers through the use of advanced advertising technology. In the second half of 2023, improved matching and new ad formats helped return ad clicks to year-over-year growth, which was 9% in the fourth quarter. At the same time, strength in advertiser demand drove a 4% year-over-year increase in average CPC in the fourth quarter, allowing us to deliver more value to advertisers through more clicks at compelling prices. Although our retention rate for non-term advertisers’ budgets decreased year over year in 2023 due to the increased turnover associated with our strong customer acquisition, we were encouraged by the combination of growth in ad clicks and moderating CPCs in the second half of the year, which typically has a positive impact on retention. In 2023, we upgraded our ad system to match consumers with advertisers more efficiently through the use of neural networks. This has been particularly helpful for analyzing unstructured data, including to predict which photo shown in an ad will generate the most clicks for a business. We also rolled out an update that leverages neural networks to more accurately predict ad click-through rates and optimize ad placement for a given consumer. These resulted in a significant increase in clicks as users interacted with even more relevant content. In 2024, we believe we can increase advertiser retention by further developing our proprietary ad technology and delivering more value to our advertisers. We expect to continue testing new layouts and ad designs, building upon our success with products such as Themed Ads carousels and Showcase Ads, which have both contributed to our improved consumer experience and provided advertisers with new ways to showcase their products and services. We intend to further leverage neural networks to drive greater efficiency of ads on Yelp. For example, we plan to expand the ways we use this technology to help advertisers predict the best-performing creative ad content and make many other performance optimizations to better match advertisers with our high-intent audience. We are also working to better capture additional data signals to improve our real-time bidding and click prediction systems. Yelp’s advanced local ad platform provides us the ability to more effectively monetize our motivated, down-funnel, local audience both on the Yelp platform and, increasingly, off Yelp. 3Q20 3Q21 3Q22 3Q23 Self-serveLocal Multi-Loc Partner 30% 19% 49% 30% 21% 47% Most efficient channels accounted for 51% of ad revenue Ad Revenue by Channel, % of Total 51%28% 17% 52% 26% 14% 56% Service offering prompts Percentage Change in Ad Clicks and Average CPC, Y/Y Ad Clicks -7% 4Q22 1Q23 2Q23 3Q23 4Q23 9% 1% 0% 9% Average CPC 23% 4Q22 1Q23 2Q23 3Q23 4Q23 4% 14% 4% 14% AI-powered tools help advertisers choose the best-performing creative ad content Exhibit 9

Ye lp Q 4 20 23 11 30 Drive profitable growth through our most efficient channels In 2023, we delivered another year of strong growth in our most efficient channels — Self-serve and Multi-location. These channels together comprised 50% of advertising revenue in 2023, a two percentage point increase from 2022. Revenue in our Self-serve channel grew approximately 20% year over year in 2023, driven by another year of record customer acquisition and, to a lesser extent, improvements to the claim and ad purchase flows and performance marketing. We also continued to enhance the onboarding and business owner experience through in-product recommendations, such as photo upload and service offering prompts. As a result of these improvements, the Self-serve channel accounted for nearly half of all small and medium-sized business (“SMB”) acquisitions in 2023. Looking ahead, we expect our planned investments in technology to help make the onboarding process and customer support for SMB advertisers faster and more efficient. We plan to continue improving the business owner platform, where we believe more AI-driven insights will enable greater campaign success and help business owners make more informed decisions. We also see opportunities to improve retention through product-driven customer support, including more efficient call routing, prioritized call flow and more customized interactions through the use of LLMs. 2022 2023 Self-serveLocal Multi-Loc Partner 28%48% 50% Most efficient channels comprise half of ad revenue Ad Revenue by Channel, % of Total Self-serve Channel Revenue ~20% y/y 2022 2023 We recently rolled out an updated business owner platform

Ye lp Q 4 20 23 12 30 Our Multi-location channel revenue grew approximately 15% year over year in 2023, as enterprise customers continued to increase their spend across our suite of products, including new iterations of Themed and Spotlight Ad formats. We also expanded our Agency Development Program to streamline the process by which large media agencies purchase Yelp ads on behalf of their enterprise customers. We were pleased with the growth of Yelp Audiences, our off-Yelp offering that has enabled us to capture incremental spend from non-location-based advertisers. In 2024, we’re taking steps to further expand adoption of our full-funnel ad products across multi-location business types, including emerging and large enterprise businesses as well as non-location based brand advertisers. To capture more spend from multi-location advertisers in 2024, our product and engineering teams will continue to expand our suite of full-funnel ad products tailored to these advertisers and attribution solutions. We also plan to build on the traction our Yelp Audiences product has had among brand advertisers to drive performance for them both on and off Yelp. Multi-location Channel Revenue ~15% y/y 2022 2023 Exhibit 9 New iterations of our Spotlight Ad format appeal to Multi-location advertisers

Ye lp Q 4 20 23 AI-powered home feed surfaces more relevant and visual content to users. Interactive review topics across new categories help users cover themes relevant to their experience in reviews. Yelp Guaranteed provides consumers with confidence when hiring service pros through Request-a-Quote. AI-powered business summaries leverage LLMs to describe what users can expect at a business based on recent reviews. Revamped visual search experience on iOS brings business listing to life. Users can now earn Recognitions for writing multiple reviews in the same category. Improved Request-a-Quote experience connects consumers with pros faster. Enhanced ‘Projects’ helps consumers to coordinate seamlessly with service pros. 30 13 Product innovation highlights Review highlights driven by LLMs make finding relevant businesses easier.

Ye lp Q 4 20 23 14 30 Delivering profitable growth Our 2023 results clearly demonstrate how disciplined investments in our product-led strategy can drive profitable growth. We ended 2023 with a total headcount of approximately 4,700, modestly down year over year. At the same time, full-year net revenue increased by 12% year over year. This contributed to a strong net income margin of 7%, which increased one percentage point year over year, and a record adjusted EBITDA margin of 25%, which increased two percentage points year over year. As we turn to 2024, we will continue to be disciplined in our allocation of resources and remain focused on growth opportunities, both through select marketing channels and off Yelp, that provide attractive incremental returns. We plan to hold our headcount approximately flat in 2024 as we look to drive further leverage as we fund our 2024 initiatives. We also remain focused on increasing the quality of our adjusted EBITDA. We have taken significant action to optimize our compensation mix between stock and cash, and expect the number of shares subject to employee equity awards granted in 2024 to be approximately 65% lower than in 2023. While it is important to note that the expected benefit of this action will be largely offset by cash compensation increases in 2024, we expect the stacking impact of this reduction in stock-based compensation (“SBC”) to have a positive impact on our GAAP profitability in subsequent years. We continue to expect SBC as a percentage of revenue to be less than 8% by the end of 2025, driven by revenue growth and maintaining a compensation mix that emphasizes cash over equity. 2022 2023 Stock-based compensation 23% 25% Increasing adjusted EBITDA quality Adjusted EBITDA Margin Committed to reducing SBC as a percentage of revenue Stock-based Compensation, % of Revenue 13% ~11% < 8% 2023 2024E 4Q25E RevenueHeadcount 2023 60% 2018 2019 2020 2021 2022 40% 20% 0% -20% -40% We grew net revenue 12% y/y in 2023 while decreasing headcount Net Revenue vs. Total Headcount, Percent Change Q1 2018 to Q4 2023

Ye lp Q 4 20 23 15 30 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining capacity for potential acquisitions; and 3) returning excess capital to shareholders through share repurchases. In 2023, we repurchased $200 million worth of shares at an average purchase price of $35.54 per share, including $50 million worth of shares repurchased in the fourth quarter. As of December 31, 2023, we had $82 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares in 2024, subject to market and economic conditions. To support these ongoing repurchase plans, in February 2024 our Board of Directors authorized us to repurchase an additional $500 million worth of shares. Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of Dec. 31, 2023 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M

Ye lp Q 4 20 23 In summary, 2023 was an exceptional year for Yelp, filled with record results and product innovations that appealed to consumers and advertisers. Our team has repeatedly shown that our focus on our long-term strategic initiatives can drive durable growth, and we plan to build on this momentum in 2024, with a focus on our robust Services product roadmap. We are confident in our plans for the year and believe that they will continue to drive long-term profitable growth. Sincerely, Jeremy Stoppelman David Schwarzbach Co-founder, CEO CFO 16 30

Fourth Quarter and Full Year 2023
Financial Review

Revenue

Net revenue was $342 million in the fourth quarter of 2023, an 11% increase from the fourth quarter of 2022. Net revenue was $1.34 billion in the full year 2023, a 12% increase from the full year 2022. Net revenue was at the high end of both our implied fourth quarter outlook range and the full year outlook range we provided in November 2023.



Net Revenue
+11%
$309M
$342M
4Q22
4Q23

Advertising revenue was $327 million in the fourth quarter of 2023, up 11% from the fourth quarter of 2022, and $1.28 billion in the full year 2023, up 13% from the full year 2022, due to year-over-year increases in both ad clicks and average CPC in each period.

Transactions revenue was $3 million in the fourth quarter of 2023, down 11% from the fourth quarter of 2022, and $13 million in the full year 2023, down 8% from the full year 2022. The decreases in both periods were primarily due to a lower volume of food takeout and delivery orders compared to the prior-year periods.

Other revenue was $12 million in the fourth quarter of 2023, approximately flat with the fourth quarter of 2022, and $48 million in the full year 2023, up 6% from the full year 2022. The increase in the full year 2023 was primarily driven by the continued growth of our Yelp Fusion and Yelp Knowledge programs.

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
Net revenue by product:				
Advertising revenue by category:				
Services	$ 203,140	$ 178,292	$ 793,112	$ 693,810
Restaurants, Retail & Other	124,231	115,692	483,406	440,593
Advertising	327,371	293,984	1,276,518	1,134,403
Transactions	2,927	3,291	13,008	14,063
Other	12,078	11,828	47,536	45,040
Total net revenue	**$ 342,376**	**$ 309,103**	**$ 1,337,062**	**$ 1,193,506**

17
30
Yelp Q4 2023

Ye lp Q 4 20 23 18 30 Operating expenses, net income & adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $30 million in the fourth quarter of 2023, up 4% from the fourth quarter of 2022, and $114 million in the full year 2023, up 8% from the full year 2022. The increases in both periods were primarily driven by higher merchant credit card processing fees primarily associated with the increase in advertising revenue and higher website infrastructure expenses resulting from investments in maintaining and improving our infrastructure. Additionally, advertising fulfillment costs increased for the full year 2023, largely due to the expansion of Yelp Audiences. Sales and marketing expenses were $132 million in the fourth quarter of 2023, up 5% from the fourth quarter of 2022, and $557 million in the full year 2023, up 8% from the full year 2022. The increases in both periods were primarily driven by higher employee costs, including commissions and bonuses, due to the increased productivity of our Local sales team, the continued rise in cost of labor and, for the full year, higher average sales headcount. The increases were partially offset by decreases in workplace operating costs in both periods due to reductions in our leased office space. Additionally, marketing and advertising costs, primarily for business owner and consumer marketing, decreased in the full year 2023, but increased in the fourth quarter of 2023, mainly reflecting the timing of our marketing spend. Product development expenses were $78 million in the fourth quarter of 2023, up 8% from the fourth quarter of 2022, and $333 million in the full year 2023, up 9% from the full year 2022. The increases in both periods were primarily driven by increases in employee costs, including bonuses and SBC, as a result of higher cost of labor compared to the prior-year periods and, for the full year, higher average headcount. General and administrative expenses were $67 million in the fourth quarter of 2023, up 76% from the fourth quarter of 2022, and $212 million in the full year 2023, up 29% from the full year 2022. The increase in the fourth quarter was primarily driven by an impairment charge incurred in the current-year period related to the abandonment of the right-of-use asset and leasehold improvements of one of our office spaces, an increase in the provision for doubtful accounts, which resulted from higher customer delinquencies and higher advertising revenue, and an increase in employee costs, primarily driven by higher cost of labor. COR % of Revenue 9% 9% 4Q22 4Q23 S&M % of Revenue 41% 39% 4Q22 4Q23 PD % of Revenue 23% 23% 4Q22 4Q23 G&A % of Revenue 12% 20%* 4Q22 4Q23 *Includes an impairment charge of $20 million.

Ye lp Q 4 20 23 19 30 The increase in the full year 2023 was due to increases in the provision for doubtful accounts and employee costs, in each case resulting from the same drivers as the fourth quarter increases, an increase in impairment charges related to our leased office spaces and a one-time litigation settlement expense incurred in the current-year period in connection with the preliminary settlement of a legal case. Total costs and expenses were $317 million in the fourth quarter of 2023, up 15% from $276 million in the fourth quarter of 2022, and $1.26 billion in the full year 2023, up 11% from $1.14 billion in the full year 2022. Other income, net was $9 million in the fourth quarter of 2023, up 152% from the fourth quarter of 2022, and $26 million in the full year 2023, up 209% from the full year 2022. The increases for both periods were primarily driven by higher interest income from our cash and cash equivalents as well as our portfolio of marketable securities due to increased federal interest rates. Provision for income taxes was $6 million in the fourth quarter of 2023 and $6 million in the full year 2023, compared to $17 million in the fourth quarter of 2022 and $30 million in the full year 2022. The decrease in the provision for income taxes in 2023 was primarily due to the release of Internal Revenue Service guidance in the third quarter of 2023 related to the requirement to capitalize and amortize certain research and development expenses under the U.S. Tax Cuts and Jobs Act. The result of this guidance was a year-over-year decrease in the effective tax rate, including a benefit from 2022 federal and state tax provision to return adjustments. These decreases were offset by the tax impact from the increase in profit before tax. Net income was $27 million in the fourth quarter of 2023 compared to $20 million in the fourth quarter of 2022. Net income was $99 million in the full year 2023 compared to $36 million in the full year 2022. Net income margin increased one percentage point from the fourth quarter of 2022 to 8% in the fourth quarter of 2023, and increased four percentage points from the full year 2022 to 7% in the full year 2023. 19% 17% 19% 17% 8% 7% M ar gi n Net Income +36% $20M $27M 4Q22 4Q23 87

Ye lp Q 4 20 23 20 30 Diluted net income per share was $0.37 in the fourth quarter of 2023, up from $0.28 in the fourth quarter of 2022, reflecting the increase in net income. Diluted net income per share was $1.35 in the full year 2023, up from $0.50 in the full year 2022. Adjusted EBITDA was $96 million in the fourth quarter of 2023, a 19% increase from $80 million in the fourth quarter of 2022. Adjusted EBITDA margin increased to 28% in the fourth quarter of 2023 from 26% in the fourth quarter of 2022. Adjusted EBITDA was $330 million in the full year 2023, a 23% increase from $270 million in the full year 2022. Adjusted EBITDA margin increased to 25% in the full year 2023 from 23% in the full year 2022. Balance sheet and cash flow At the end of December 2023, we held $441 million in cash, cash equivalents and marketable securities on our consolidated balance sheet, with no debt. 19% 17% 19% 17% Adjusted EBITDA +19% $80M $96M 4Q22 4Q23 M ar gi n 26% 28%

Ye lp Q 4 20 23 21 30 Business Outlook We continue to believe in the significant long-term opportunities ahead and our team’s ability to capture them. We have a strong portfolio of initiatives designed to drive long-term growth. As we entered 2024, we saw weakness across our RR&O categories. We believe macro pressures, such as higher input costs, are presenting challenges for businesses in this category, while severe weather and respiratory illnesses may be impacting consumer traffic. In contrast, Services performed in January. Taking these risks and uncertainties into account, we expect net revenue will be in the range of $330 million to $335 million for the first quarter. For the full year, we expect net revenue will be in the range of $1.42 billion to $1.44 billion as our Services initiatives gain traction. Turning to margin, we expect expenses to increase from the fourth quarter to the first quarter, reflecting our cash compensation adjustments and incremental marketing investments, particularly for acquiring Services leads through SEM. We also expect a seasonal increase in expenses, primarily driven by payroll taxes and benefits. As a result, we anticipate first quarter adjusted EBITDA to be in the range of $47 million to $52 million. For the full year, we anticipate adjusted EBITDA to be in the range of $315 million to $335 million. We currently estimate that our effective GAAP tax rate (before discrete items) going forward will be in the range of 24% to 28%. However, our GAAP tax rate is impacted by a number of factors that are not in our direct control and that are subject to quarterly variability, which limits our visibility into the applicable rate for future fiscal periods. Unless there is a material change, we do not plan to provide regular updates to the above range given the uncertainty inherent in it as a result of these factors. $330M Adjusted EBITDA Outlook 2023 2024E $315M-$335M *Yelp has not reconciled its Adjusted EBITDA outlook to Net income (loss) under generally accepted accounting principles in the United States (“GAAP”) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. 2023 2024E $1.34B $1.42B-$1.44B Net Revenue Outlook First Quarter 2024 Full Year 2024 Net revenue $330M to $335M $1.42B to $1.44B Adjusted EBITDA* $47M to $52M $315M to $335M Stock-based compensation expense as a % of Net revenue ~12% ~11% Depreciation and amortization as a % of Net revenue ~3% ~3%

Ye lp Q 4 20 23 22 30 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PDT to discuss the fourth quarter and full year 2023 financial results and outlook for the first quarter and full year 2024. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Ye lp Q 4 20 23 23 30 Condensed Consolidated Balance Sheets (In thousands; unaudited) December 31, 2023 December 31, 2022 Assets Current assets: Cash and cash equivalents $ 313,911 $ 306,379 Short-term marketable securities 127,485 94,244 Accounts receivable, net 146,147 131,902 Prepaid expenses and other current assets 36,673 63,467 Total current assets 624,216 595,992 Property, equipment and software, net 68,684 77,224 Operating lease right-of-use assets 48,573 97,392 Goodwill 103,886 102,328 Intangibles, net 7,638 8,997 Other non-current assets 161,726 133,989 Total assets $ 1,014,723 $ 1,015,922 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 132,809 $ 137,950 Operating lease liabilities — current 39,234 39,674 Deferred revenue 3,821 5,200 Total current liabilities 175,864 182,824 Operating lease liabilities — long-term 48,065 86,661 Other long-term liabilities 41,260 36,113 Total liabilities 265,189 305,598 Stockholders’ equity: Common stock — — Additional paid-in capital 1,786,667 1,649,692 Treasury stock (282) — Accumulated other comprehensive loss (12,202) (15,545) Accumulated deficit (1,024,649) (923,823) Total stockholders’ equity 749,534 710,324 Total liabilities and stockholders’ equity $ 1,014,723 $ 1,015,922

Ye lp Q 4 20 23 24 30 Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 Net revenue $ 342,376 $ 309,103 $ 1,337,062 $ 1,193,506 Costs and expenses: Cost of revenue¹ 29,616 28,483 114,229 105,705 Sales and marketing¹ 132,297 126,357 556,605 514,927 Product development¹ 78,323 72,225 332,570 305,561 General and administrative¹ 66,822 37,967 212,431 164,108 Depreciation and amortization 10,303 10,687 42,184 44,852 Total costs and expenses 317,361 275,719 1,258,019 1,135,153 Income from operations 25,015 33,384 79,043 58,353 Other income, net 8,775 3,478 26,039 8,425 Income before income taxes 33,790 36,862 105,082 66,778 Provision for income taxes 6,384 16,717 5,909 30,431 Net income attributable to common stockholders $ 27,406 $ 20,145 $ 99,173 $ 36,347 Net income per share attributable to common stockholders: Basic $ 0.40 $ 0.29 $ 1.43 $ 0.51 Diluted $ 0.37 $ 0.28 $ 1.35 $ 0.50 Weighted-average shares used to compute net income per share attributable to common stockholders: Basic 68,790 70,001 69,221 70,867 Diluted 73,159 71,607 73,596 73,402 ¹Includes stock-based compensation expense as follows: Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 Cost of revenue $ 1,248 $ 1,060 $ 5,274 $ 4,761 Sales and marketing 8,266 8,160 35,187 33,621 Product development 22,627 20,090 97,515 86,871 General and administrative 8,006 7,027 35,475 30,837 Total stock-based compensation $ 40,147 $ 36,337 $ 173,451 $ 156,090

Ye lp Q 4 20 23 25 30 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Year Ended December 31, 2023 2022 Operating Activities Net income $ 99,173 $ 36,347 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 42,184 44,852 Provision for doubtful accounts 40,702 25,006 Stock-based compensation 173,451 156,090 Amortization of right-of-use assets 28,084 32,810 Deferred income taxes (22,150) (56,621) Amortization of deferred contract cost 24,035 18,827 Asset impairment 23,563 10,464 Other adjustments, net (410) 1,036 Changes in operating assets and liabilities: Accounts receivable (54,947) (49,555) Prepaid expenses and other assets (5,123) (36,032) Operating lease liabilities (39,734) (40,057) Accounts payable, accrued liabilities and other liabilities (2,548) 49,142 Net cash provided by operating activities 306,280 192,309 Investing Activities Purchases of marketable securities — available-for-sale (148,448) (127,080) Sales and maturities of marketable securities — available-for-sale 117,916 32,821 Maturities of other investments 2,500 — Purchases of property, equipment and software (26,847) (31,979) Other investing activities 195 94 Net cash used in investing activities (54,684) (126,144) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 39,510 23,497 Taxes paid related to the net share settlement of equity awards (85,180) (61,023) Repurchases of common stock (199,999) (200,006) Payment of issuance costs for credit facility (1,109) — Net cash used in financing activities (246,778) (237,532) Effect of exchange rate changes on cash, cash equivalents and restricted cash 2,046 (2,136) Change in cash, cash equivalents and restricted cash 6,864 (173,503) Cash, cash equivalents and restricted cash — Beginning of period 307,138 480,641 Cash, cash equivalents and restricted cash — End of period $ 314,002 $ 307,138

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:				
Net income	$ 27,406	$ 20,145	$ 99,173	$ 36,347
Provision for income taxes	6,384	16,717	5,909	30,431
Other income, net	(8,775)	(3,478)	(26,039)	(8,425)
Depreciation and amortization	10,303	10,687	42,184	44,852
Stock-based compensation	40,147	36,337	173,451	156,090
Litigation settlement[1][2]	—	—	11,000	—
Asset impairment[1]	20,008	—	23,563	10,464
Fees related to shareholder activism[1]	581	—	1,252	—
Adjusted EBITDA	**$ 96,054**	**$ 80,408**	**$ 330,493**	**$ 269,759**
Net revenue	$ 342,376	$ 309,103	$ 1,337,062	$ 1,193,506
Net income margin	8 %	7 %	7 %	3 %
Adjusted EBITDA margin	28 %	26 %	25 %	23 %

[1] Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.

[2] Represents the loss contingency recorded in connection with the settlement of a putative class action lawsuit asserting claims under the California Invasion of Privacy Act. For additional information, see our most recently filed Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC's website at www.sec.gov.

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:				
Net cash provided by operating activities	$ 79,170	$ 44,473	$ 306,280	$ 192,309
Purchases of property, equipment and software	(5,997)	(11,875)	(26,847)	(31,979)
Free cash flow	**$ 73,173**	**$ 32,598**	**$ 279,433**	**$ 160,330**
Net cash used in investing activities	$ (8,219)	$ (14,837)	$ (54,684)	$ (126,144)
Net cash used in financing activities	$ (63,546)	$ (55,508)	$ (246,778)	$ (237,532)

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Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23
Advertising Revenue by Category[1]													
Services[2]	$138,887	$140,687	$152,522	$157,319	$157,242	$160,263	$174,298	$180,957	$178,292	$183,520	$200,274	$206,178	$203,140
Restaurants, Retail & Other[3]	$83,735	$81,300	$92,439	$99,511	$104,205	$102,974	$109,220	$112,707	$115,692	$113,623	$121,698	$123,854	$124,231
Total Advertising Revenue	$222,622	$221,987	$244,961	$256,830	$261,447	$263,237	$283,518	$293,664	$293,984	$297,143	$321,972	$330,032	$327,371
Paying Advertising Locations by Category[4]													
Services[2]	224	224	234	231	219	223	232	238	231	238	238	235	245
Restaurants, Retail & Other[3]	296	279	294	304	309	323	337	334	314	316	325	326	299
Total Paying Advertising Locations	520	503	528	535	528	546	569	572	545	554	563	561	544
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[5]	-22%	-8%	87%	28%	14%	4%	-11%	-15%	-7%	1%	0%	9%	9%
Average CPC[6]	4%	-3%	-20%	-1%	7%	17%	32%	36%	23%	14%	14%	4%	4%

Annual Metrics	2021	2022	2023
App Unique Devices	33,085	33,026	31,909
Desktop Unique Visitors	45,990	38,046	36,301
Mobile Web Unique Visitors	56,668	59,172	60,282
Cumulative Reviews	244,435	265,288	287,364
Active Claimed Local Business Locations	5,794	6,321	7,056

[1] Since 2021, advertising revenue by category reflects an updated method of disaggregation. Prior-year amounts have not been updated as it is impracticable to do so, given certain historical information was not available. See the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for more information.

[2] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[3] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[4] On a monthly average basis

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Ye lp Q 4 20 23 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which is a “non-GAAP financial measure.” We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism, that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as cash flow from operating activities, less cash used for purchases of property, equipment and software. Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with GAAP. In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as material litigation settlements, impairment charges and fees related to shareholder activism; > Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the first quarter and full year 2024; > Yelp’s confidence in its ability to continue to drive long-term profitable growth and its focus on four strategic initiatives to drive that growth; > Yelp’s assessment of the opportunities ahead to deliver even more value to both consumers and advertisers over the long term, as well as its plans to do so by executing on its strategic initiatives; > Yelp’s product roadmap for the remainder of 2024 and beyond; > Yelp’s belief that its investment in product and marketing initiatives will make Yelp more engaging and useful to consumers; > Yelp’s plans to make visual updates, streamline content navigation and enhance new user experiences to drive deeper engagement; 28 30

Ye lp Q 4 20 23 > Yelp’s belief it can convert many of the consumers that it reaches through SEM into ongoing users of Yelp; > Yelp’s expectation that the Services category will be the major focus of its product-led strategy in 2024 and its assessment that the Services categories, particularly Home Services, offer greater near-term opportunity; > Yelp’s plans to further reduce friction in the hiring journey in Services and belief that this will make it even easier for people to find and connect with trusted service providers; > Yelp’s belief that it can make Yelp the first-choice destination for consumers and service professionals to connect as well as its belief that it can do so by continuing to invest in enhancing the Services experience using advanced technology like AI; > Yelp’s plans to further enhance Request-a-Quote in 2024; > Yelp’s plans to enhance the consumer experience while driving more quality leads to Services advertisers, both on Yelp and through SEM, as well as its belief that such plans have significant potential to drive higher-quality and faster-closing leads to Services businesses; > Yelp’s plans to increase its budget for SEM in the first quarter of 2024; > Yelp’s expectation that it will scale its SEM efforts across all Home Services subcategories in 2024 and its belief that such efforts have the potential to accelerate overall project growth over the long term and drive more value to service pros; > Yelp’s belief in its ability to increase advertiser retention by further developing its proprietary ad technology and delivering more value to advertisers; > Yelp’s expectation that it will continue testing new layouts and ad designs; > Yelp’s intention to further leverage neural networks to drive greater efficiency of ads on Yelp, including by expanding the ways it uses this technology to make ad performance optimizations, and plans to better capture additional data signals to improve its real-time bidding and click prediction systems; > Yelp’s belief that its advanced local ad platform enables more effective monetization of its motivated, down-funnel, local audience both on and off Yelp; > Yelp’s planned investments in technology to help make the onboarding process and customer support for SMB advertisers faster and more efficient; > Yelp’s plans to continue improving the business owner platform, where it believes more AI-driven insights will enable greater campaign success and help business owners make more informed decisions; > Yelp’s assessment of opportunities to improve retention through product-driven customer support; > Yelp’s plans to expand adoption of its suite of full-funnel ad products across multi-location business types; > Yelp’s plans to expand its suite of full-funnel ad products tailored to multi-location advertisers and attribution solutions to capture more spend from these advertisers in 2024; > Yelp’s plans to build on the traction of Yelp Audiences with brand advertisers and drive performance for them both on and off Yelp; > Yelp’s plans to drive profitable growth through its Self-serve and Multi-location channels; > Yelp’s plans to continue to be disciplined in its allocation of resources and remain focused on opportunities to grow through select marketing channels and off Yelp that provide attractive incremental returns; > Yelp’s plans to hold its headcount approximately flat in 2024; > Yelp’s expectation regarding the number of shares subject to employee equity awards to be granted in 2024, as well as its expectations regarding the impact of this reduction in SBC in 2024 and subsequent years, including the expected improvement of its GAAP profitability; > Yelp’s expectation regarding its reduction of SBC as a percentage of revenue over time, its ability to achieve those expectations by growing revenue and maintaining a compensation mix that emphasizes cash over equity, and the anticipated timing of the impact of such efforts; > Yelp’s plans to continue share repurchases under its stock repurchase program; > Yelp’s plans to build on its momentum in 2024, with a focus on its robust Services roadmap; > Yelp’s confidence in its plans for 2024 and belief that they will continue to drive long-term profitable growth; > the strength of Yelp’s portfolio of initiatives and its ability to drive long-term growth in audience, Services and advertising; and > Yelp’s estimates of its effective GAAP tax rate (before discrete items) for 2024 and beyond. 29 30

Ye lp Q 4 20 23 Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > macroeconomic uncertainty — including related to inflation, interest rates and supply chain issues, as well as severe weather events and the prevalence of seasonal respiratory illnesses — and its effect on consumer behavior, user activity and advertiser spending; > the impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades; > the default by any subtenants on their rental payment obligations under the subleases entered into in connection with Yelp’s reduction of its office space; > Yelp’s ability to drive continued growth through its strategic initiatives; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 30 30